Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

February 21, 2019

PEABODY ELECTS ANDREA BERTONE TO BOARD OF DIRECTORS

ST. LOUIS, Feb. 21, 2019 – Peabody (NYSE: BTU) today announced that Andrea Bertone has been appointed as a member of the company’s Board of Directors. Bertone is the former President of Duke Energy International.

“We welcome Ms. Bertone to the Board of Directors. She is an accomplished leader with extensive experience both in operations and in the energy industry,” said Peabody Chairman of the Board Robert A. Malone. “Her appointment strengthens the breadth of talent and background of Peabody’s Board, and I’m confident that she will bring meaningful value to the company.”

Bertone spent 15 years at Duke Energy, including seven years as President of Duke Energy International with executive responsibility for coal, gas and hydro assets across a number of countries. Prior to her time at Duke Energy, Bertone was Latin America counsel with Baker & McKenzie. She began her career as an attorney in Sao Paulo, Brazil, including an in-house corporate attorney for TAM Airlines.

Bertone earned a Bachelor of Law from the University of Sao Paulo Law School in Brazil and a Master of Law in International and Comparative Law from Chicago-Kent College of Law at the Illinois Institute of Technology. She is currently a director of Yamana Gold, a Canadian listed gold producer.

Bertone will serve on both the Board’s Health, Safety, Security and Environmental Committee, and Audit Committee.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

CONTACT:

Michelle Constantine

(314) 342-4347